Exhibit 99.1

Contact:

Ramsey Hamadi, SEVP and Chief Financial Officer

336-369-0900

NewBridge Bancorp Reports on Treasury Auction of TARP Shares

GREENSBORO, N.C., May 2, 2013 — NewBridge Bancorp (NASDAQ: NBBC) today announced that the U.S. Department of the Treasury has completed the sale of all of the preferred shares previously issued by the Company in 2008, as part of the Company’s participation in the Troubled Asset Relief Program.

The Company’s preferred shares were sold through a modified Dutch auction at a price of $980.50 per share, or 98.05% of the $1,000.00 per share liquidation value.

Pressley A. Ridgill, president and chief executive officer of NewBridge Bancorp, commented: “We are delighted with the public statement the auction price makes.  With many of these auctions having occurred at significant discounts, we believe the pricing of our preferred shares indicates that NewBridge Bancorp is held in high regard among investors.”

About NewBridge Bancorp

NewBridge Bancorp is the bank holding company for NewBridge Bank, a full service, state-chartered community bank headquartered in Greensboro, North Carolina. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”

NewBridge Bank is the largest community bank in the 12-county Piedmont Triad Region of North Carolina and one of the largest community banks in the state. NewBridge Bank serves small to midsize businesses, professionals and consumers with a comprehensive array of financial services, including retail and commercial banking, private banking, wealth management and mortgage banking. NewBridge Bank has assets of approximately $1.7 billion with 37 locations throughout North Carolina.